                               CONSULTING AGREEMENT

     THIS AGREEMENT (this "Agreement") is made this 20th day of November, 2006 and effective as of the 17th day of February, 2006, between Philabelle
Consulting LLC (the "Consultant"), and Ckrush, Inc., a Delaware corporation (the
"Company").

     WHEREAS, the Company and the Consultant desire to enter into an agreement pursuant to which Consultant will provide services to the Company and its subsidiaries from and after the Effective Date, upon the terms set forth below, superseding in its entirety the Consulting Agreement dated as of January 10,
2005 between the Consultant and the Company.

     NOW, THEREFORE, the parties agree as follows:

1.   TERMS AND CONDITIONS OF ENGAGEMENT.

     (a) Engagement. Consultant shall perform such consulting and advisory services, within Consultant's area of expertise, as the Company or any of its subsidiaries may reasonably require from time to time, including but not limited to business development, management and sales services, and related services pertaining to the Company's sports and entertainment businesses. Consultant shall report to the President of the Company or to such other person(s) as the
President shall designate.

     (b) Contractor Relationship. The parties acknowledge and agree that the
Consultant is an independent contractor to the Company, not an employee of the
Company. The Consultant is not an agent of the Company and shall have no right to bind the Company. The Consultant shall not be treated for any purposes as an employee of the Company. This is a personal services contract for the services of the Consultant. The Consultant cannot satisfy the terms and conditions of this Agreement by making anyone else available to perform the services other than Gregory D. Cohen ("Cohen"). The Company shall have no right to control the manner or means by which Consultant performs services hereunder; however, the
Consultant shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frames for completion established by the Company. The Consultant shall use its best efforts in such endeavors. The Consultant shall also perform its services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

2.   COMPENSATION.

     (a) Fees. The Company shall pay to Consultant $225,000.00 per year, in monthly installments, for its services hereunder until the first anniversary of the Effective Date. On each anniversary of the Effective Date through the expiration of the Term (as defined below), the Company shall increase the fee payable to the Consultant for his services hereunder by ten percent (10%). Such fee shall be paid by the Company monthly, in arrears.

     (b) Expenses. Consultant shall be entitled to be reimbursed in accordance with the policies of the Company, as adopted and amended from time to time, for all reasonable and necessary expenses and business travel incurred by Consultant in connection with the performance of services hereunder; provided, however,
Consultant shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

     (c) Benefits. During the Term, the Company shall, at its expense: (i)
provide Cohen and his immediate family with health insurance benefits which are no less favorable than those provided by the Company to its senior Consultant officers; (ii) pay Consultant a monthly automobile allowance in the amount of
$650; and (iii) provide Consultant with a cellular telephone and a Blackberry or other similar appropriate device and service contracts for same.

     (d) Stock Options. The Company will grant to the Consultant options to purchase 7,000,000 shares of the Company's common stock. Of such amount, options to purchase 4,500,000 shares will be fully vested on the Commencement Date at an exercise price of Ten Cents ($.10) per share and will not be qualified or incentive options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The balance of options on 2,500,000 shares will have an exercise price of Thirty Cents ($.30) per share and will vest in equal monthly installments of 69,444 shares during the three-year Term. All options shall be exercisable for a period of ten (10) years from the date of grant. The Company will issue the options pursuant to an agreement in the form established by the stock option plan. All options granted to the Consultant will be exercisable on a "cashless" basis.

3.   TERM AND TERMINATION.

     (a) Term. The term of this Agreement shall commence as of the Effective
Date and, subject to earlier termination as provided in Section 3(b) hereof, will continue until the third (3rd) anniversary of the Effective Date (the
"Term").

     (b) Termination. This Agreement, the Term, and the engagement of Consultant by the Company hereunder shall only be terminated: (i) by expiration of the
Term; (ii) by mutual agreement of the parties; (iii) by the Company without
Cause; (iv) by the Company for Cause; (v) by Consultant without Good Reason upon providing sixty (60) days advance notice to the Company; or (vi) by Consultant for Good Reason. Notice of termination by any party shall be given prior to termination in writing and shall specify the basis for termination and the effective date of termination. For purposes of this Agreement, "Cause" shall mean the conviction (after exhausting all appeals) of Consultant of, or the entry of a plea of nolo contendere by Consultant with respect to, a felony or the inability, failure or unwillingness of Cohen to provide services to the
Company, including due to his disability for a period of at least twelve (12)
months or death. Prior to the Company terminating the Consultant for reasons of
Cohen's inability, failure or unwillingness to provide services (other than due to death or disability), the Company shall deliver to the Consultant written notice of the basis for such position and provide to the Consultant a reasonable opportunity to remedy any such alleged inability, failure or unwillingness. For purposes of this Agreement, "Good Reason" shall mean any failure by the Company to comply with any material provision of this Agreement, unless such non-compliance

is corrected prior to the date of termination specified in the notice of termination submitted by Consultant.

     (c) Payments upon Termination. If Consultant's engagement hereunder is terminated by the Company without Cause or by Consultant for Good Reason, the
Company shall continue to make to Consultant all cash payments, including, but not limited to fees and bonus payments, and all equity awards, as set forth in
Section 2 of this Agreement, through the expiration of the Term, as if his engagement hereunder had not been terminated. If Consultant's engagement hereunder is terminated for any other reason, the Company shall pay to and award
Consultant all fees, bonus payments and equity as have accrued through the date of termination, but shall not be obligated to make any other payment to him.

4.   COVENANTS.

     (a) Consultant agrees that upon termination of Consultant's engagement with the Company, it will return to the Company immediately all of the Company's property (including without limitation, credit cards, computer equipment, computer software, pagers, cellular phones, facsimile machines, and other equipment) and memoranda, books, papers, plans, information, letters and other data, and all copies thereof or there from, in any way relating to the business of the Company, its affiliates and subsidiaries, except that he may retain only those portions of personal notes, notebooks and diaries that do not contain
Confidential Information of the type described in the preceding sentence.
Consultant further agrees that it will not retain or use for Consultant's own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any of its subsidiaries or affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property used or owned in connection with the business of the Company or its affiliates.

     (b) The Company acknowledges that in the course of the performance of its duties under this Agreement, the Consultant may from time to time create, produce or develop ideas, inventions, methods, techniques or other forms of intellectual property (collectively, the "IP"). The Company acknowledges that any such IP shall remain the sole and exclusive property of the Consultant or
Cohen and shall not be deemed a "work made for hire" absent a specific agreement to the contrary. However, the Company shall have the right to use such IP for the purpose for which the Consultant designates from time to time.

     (c) During the period that Consultant is engaged by the Company and for a period of two (2) years following the date Consultant ceases to be engaged by the Company (the "Restricted Period"), Consultant and Cohen will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential
Information to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion.

     (d) During the period that Consultant is engaged by the Company and for so long thereafter as the respective information qualifies as a trade secret under applicable law,

Consultant and Cohen will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Trade Secrets to any third party without the prior written consent of the Company, which may be withheld in the Company's absolute discretion.

     (e) It is expressly understood and agreed that although Consultant, Cohen and the Company consider the restrictions contained in this Section 4 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Consultant or Cohen, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     (f) Consultant and Cohen acknowledge and agree that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 4 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Consultant and
Cohen agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     (g) For purposes of this Section 4, the following words will have the following meanings:

          (i) "Company Information" means Confidential Information and Trade
Secrets.

          (ii) "Confidential Information" means data and information relating to the business of the Company which is or has been disclosed to Consultant or of which Consultant became aware as a consequence of or through his relationship with the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information which has been voluntarily disclosed to the public by the Company
(except where such disclosure has been made by Consultant or Cohen without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means.

          (iii) "Trade Secrets" means information of the Company, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily

ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

5.   CONTRACTS OR OTHER AGREEMENTS WITH FORMER EMPLOYER OR BUSINESS.

     Consultant and Cohen hereby represent and warrant that neither of them is subject to any employment or consulting agreement or similar document with a former employer or with any business as to which Consultant's engagement by the
Company and provision of services hereunder would be a breach. For that reason,
Consultant and Cohen hereby represent and warrant that neither of them is not subject to any agreement which prohibits Consultant during a period of time which extends through the Term from any of the following: (i) providing services for the Company hereunder by this Agreement; (ii) competing with, or in any way participating in a business which includes the Company's business; (iii)
soliciting personnel of such former employer or other business to leave such former employer's employment or to leave such other business; or (iv) soliciting customers of such former employer or other business on behalf of another business.

6.   INDEMNIFICATION.

     If Consultant or Cohen was, is or becomes party to or witness or participant in, or is threatened to be made a party to or witness or other participant in, any suit, proceeding, inquiry or investigation, including any such matter pending as of the date of this Agreement (collectively, a "Matter")
arising in whole or in part in connection with Consultant or Cohen serving as a director, manager, officer, employee, agent or consultant of the Company, or serving at the request of the Company as a director, manager, officer, employee, agent or consultant of another entity, or for serving as a guarantor of any obligation of the Company or any of its subsidiaries or affiliates, Consultant and Cohen shall be indemnified and held harmless against all costs, expenses
(which shall include reasonable attorney's fees), damages, liabilities or obligations paid or incurred in connection with investigating, defending or participating in any Matter (collectively, the "Expenses") by the Company to the fullest extent permitted by the Delaware General Corporation Law. In connection with the obligation to indemnify Consultant as set forth in the preceding sentence, it is expressly understood and agreed that Consultant and Cohen shall be entitled to retain separate counsel and receive indemnification and advancement of Expenses (as set forth below) in connection therewith if
Consultant and Cohen reasonably conclude based upon the advice of counsel that there may be a conflict of interest between Consultant or Cohen and the Company in the conduct of the defense of such Matter. Upon the request of Consultant, the Company shall promptly advance (within five (5) business days of such request) to Consultant any and all Expenses upon receipt of an undertaking by
Consultant and Cohen agreeing to repay any amounts advanced to the extent it is determined by a final, non-appealable court ruling that with respect to the
Matter for which Expenses are advanced, Consultant engaged in intentional misconduct, intentional bad faith or criminal behavior and that such misconduct, bad faith or criminal behavior was material to the Matter being litigated.

7.   CHANGE IN CONTROL.

     As used herein, the term "Change in Control" shall mean any one of the following: (i) the change in the Consultant's direct reporting obligation; (ii)
(A) the sale by the Company of all or substantially all of its assets to any individual, partnership, corporation, firm, trust, corporation or other entity
("Person"), (B) the consolidation of the Company with any Person, (C) the merger of the Company with any Person as a result of which merger the Company is not the surviving entity, or (D) the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one or more related transactions, to one or more persons under circumstances whereby any Person shall own, after such sales and transfers, at least one-half of the shares of the Company having voting power for the election of directors. In the event that the Company undergoes a Change of Control during the Term, the Company will pay the Consultant an amount that, after subtracting there from the federal and state income and payroll withholding taxes that would be assessed thereon, would be equal to three (3) times his then current annual fee under Section 2 (a) of this Agreement, regardless of whether the Consultant remains as a consultant to the Company.

8.   MISCELLANEOUS.

     (a) Representations and Covenants.

          (i) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

          (ii) Consultant and Cohen represent and warrant that neither of them is not a party to any agreement or instrument which would prevent them from entering into or performing the Consultant's duties in any way under this
Agreement.

     (b) Successors; Binding Agreement.

          (i) This Agreement shall not be assignable by Consultant, except to
Cohen or an entity owned and controlled by him. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.

          (ii) This Agreement is a personal contract and the rights and interests of Consultant hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him or her, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Consultant and its personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Cohen should die while any amount would still be payable to him or the Consultant hereunder had Cohen continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his or her devisee, legatee or other designee or, if there is no such designee, to his or her estate.

     (c) Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and on the Effective Date shall supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including without limitation the Consulting Agreement dated as of January 10, 2005 between the Consultant (incorrectly named Philabelle Consulting, LLC) and the Company.
Consultant represents that, in executing this Agreement, it does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise.

     (d) Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by Consultant and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     (e) Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

          To Consultant at:  18 Hearthston Terrace
                             Livingston, New Jersey 07039

          To the Company at: Ckrush, Inc.
                             336 West 37th Street
                             Suite 410
                             New York, New York 10018

     Any notice delivered personally or by courier under this Section 8 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

     (f) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

     (g) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     (h) Governing Law and Dispute Resolution. This Agreement shall be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. In regard to any action to enforce or interpret this
Agreement, or otherwise arising out of or relating to this Agreement, each party agrees that such matter shall be resolved exclusively by binding arbitration in
New York, New York, before a single arbitrator in accordance with the commercial rules of the American Arbitration Association then in effect, provided, however, that the parties agree that the Company may seek injunctive or other equitable relief in a court of law to enforce its rights under Section 4 of this
Agreement. To the extent any action is filed in a court of law seeking injunctive or other equitable relief to enforce Consultant's obligations under
Section 4, each party (i) consents and submits to personal jurisdiction and venue in the Supreme Court, New York County, State of New York or the United
States District Court for the Southern District of New York (collectively, referred to as the "Court"); (ii) waives any and all objections to jurisdiction and venue in the Court; and (iii) waives any objection that the Court is an inconvenient forum. The Company shall pay the costs of any arbitration or court proceeding. In addition, the Company shall pay, as incurred, all of Consultant's fees and expenses relating to any action to enforce or interpret this Agreement, or otherwise arising out of this Agreement; provided; however, that if an arbitrator or a court specifically determines that Consultant did not prevail upon at least one material issue, then Consultant shall immediately repay to the
Company all such fees and expenses previously paid on his behalf.

     (i) Headings. All descriptive headings of sections and subsections in this
Agreement are intended solely for convenience, and no provision of this
Agreement is to be construed by reference to the heading of any section or paragraph.

     (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and Consultant have each executed and delivered this Agreement as of the date first shown above.

THE COMPANY:                            CONSULTANT:

CKRUSH, INC.                            PHILABELLE CONSULTING LLC

BY:                                     By:
    -------------------------------         ------------------------------------
    Jeremy Dallow, President                Gregory D. Cohen, Manager